                                                                   EXHIBIT 10.4


                          ASSET ACQUISITION AGREEMENT
                          (JULY 27, 1995 AUCTION SALE)

                 THIS ASSET ACQUISITION AGREEMENT (July 27, 1996 Auction Sale) ("Agreement") is made and entered into as of July 27, 1996 by and between STEPHEN S. GRAY in his capacity as Receiver ("Seller") of LONGFELLOW CABLE COMPANY, INC. ("Longfellow"), CARRABASSETT ELECTRONICS and CARRABASSETT CABLE COMPANY, INC. ("Carrabassett") and the undersigned Purchaser (the "Purchaser").

                                   RECITALS:

                 A. Carrabassett and Longfellow have for a number of years owned and operated cable television systems located in and around the following towns and cities in the State of Maine: Anson, Avon, Belgrade, Carrabassett Valley, Coplin, Embden, Eustis, Kingfield, Mount Vernon, North New Portland, New Vineyard, Norridgewock, Phillips, Readfield, Rome, Smithfield, Solon, Strong and Wyman (said cities, towns and villages are referred to collectively herein as the "Municipalities" and all areas served by such cable systems are herein referred to as the "Service Area").

                 B. The cable television systems, and all assets, equipment, vehicles, machinery, real estate, contracts, leases, franchises and licenses relating to or used or useful in the operation thereof are hereinafter referred to as the "Systems".

                 C. Seller has been duly appointed by the Franklin County (Maine) Superior Court as the receiver of the assets of Carrabassett and Longfellow in the civil proceeding commenced by Fleet Bank of Maine and State Street Bank and Trust ("Banks") Civ. No . CV-93-20 ("Receivership Proceeding").

                 D. Seller has obtained from the Superior Court authorization to sell the assets pursuant to a final, non-appealable order ("Sale Order") dated June 7,1994 and pursuant to the Sale Order conducted an auction sale on July 27,1995 ("Auction Sale").

                 E. Purchaser was selected as the winning bidder at the Auction Sale.

                 F. Subject to the terms hereof, Seller desires to sell and Purchaser desires to purchase the Systems, including the real estate interests, franchises, licenses, permits, equipment, certain contract rights, and other real and personal property of the Seller (but excluding cash, stock and certain books and records) used or useful in connection with the Systems.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

         1.      SALE AND PURCHASE OF ASSETS

                 1.1 Sale of Assets. Subject to the conditions hereinafter set forth (including Section 1.2), Seller shall sell, transfer, convey, assign and deliver to Purchaser and Purchaser shall purchase and acquire from Seller on the Closing Date (as hereinafter defined) by quitclaim deed and bill of sale, without representation or warranty, all of Seller's right, title and interest, if any, in the following:

                          (a)     the cable television franchises, permits,
licenses and agreements issued to Seller by the Municipalities (the "Franchises") including the Franchises listed on Schedule 1. 1 (a) attached hereto;

                          (b)     all of Seller's right, title and interest in
real property, whether owned, leased or otherwise used in connection with the operation of the Systems, described on Schedule 1.1(b) attached hereto; and any real property interests relating to the Systems that may be acquired by Seller after the date of this Agreement and on or before the Closing Date, which shall be added to Schedule 1.l(b) at or prior to Closing;

                          (c)     all equipment and other tangible personal
property relating to or used in the Systems, including, without limitation, receivers, amplifiers, test equipment, descramblers, satellite dishes and mounts, modulators, headend equipment, towers, taps, traps, pedestals, conduits, converters, test equipment, tools and inventory, spare parts, materials and supplies, billing computer and printer, billing forms, and addressable converters and related computers, including, without limitation, such property listed on Schedule 1. l(c) attached hereto, the Inventory set forth on Schedule 1.1(c) attached hereto, and all such tangible personal property relating to the Systems that may be acquired after the date of this Agreement and on or before the Closing Date (excluding, however, any property owned by Pine State Management Company);

                          (d)     the licenses and permits issued by the
Federal Communications Commission ("FCC"), if any, with respect to the Systems, including any earth station, CARS, and business radio licenses, all as listed on Schedule 1.1(d) attached hereto, subject in each case to the consent of the FCC (the "FCC Licenses");

                          (e)     intangible rights of any kind utilized in
connection with or generated by the operation of the Systems, including, but not limited to, accounts receivable subscriber and customer lists, subscription agreements, patents, copyrights, trade names and service names owned or used by the Systems or the Seller in connection with the operation of the Systems;





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                          (f)     all strand maps, as-built maps, plans,
diagrams, blueprints, schematics, promotional materials, including without limitation, art work, maps, plates, negatives and other graphics, and marketing material developed for the Systems, files, and books and records relating to the Systems, and personnel files for employees of the Systems;

                          (g)     all copier leases, vehicle lease, licenses,
railroad and highway crossing agreements, property access agreements, private cable agreements and permits and other personal property leases and agreements (the "Contracts and Leases") listed on Schedule 1. l(g) hereof;

                          (h)     the motor vehicles described on Schedule
1.1(h) attached hereto  (the "Vehicles"); and

                          (i)     subject to Section 2.10, the pole attachment
agreements ("PA Agreements") listed on Schedule 1.1(i), provided, however, Seller shall have no obligation other than as provided in Section 2.10 to obtain any consent to the transfer of the PA Agreements.

Collectively, all of the foregoing are hereinafter referred to as the "Transferred Assets".

                 1.2 Excluded Assets. Excluded from the assets being conveyed pursuant to this Agreement: cash, corporate stock, the minute books and stock books and similar corporate records of the Seller (the aforesaid being hereinafter referred to as the "Excluded Assets ").

                 1.3 Transfer and Access to Records. Seller may retain such financial books and records as are necessary to administer the Receivership Estate, such period of retention to be not more than the later of
(a) 90 days after Closing Date or (b) upon resolution of disputes under Section
1.8. During that period, Purchaser shall have access to and Seller shall allow Purchaser to make copies of such records. Upon expiration of such retention period, Seller shall transfer such records to Purchaser. Seller shall have access to, and Purchaser shall allow Seller to make copies of, financial books and records transferred hereunder for the period of six years following the Closing Date. Purchaser shall give Seller 30 days' advance written notice prior to destroying any such records.

                 1.4 As is, Where is. The sale and transfer hereunder shall be AS IS, WHERE IS without representation of warranty of any kind or nature whatsoever including nature, extent, existence, quantity or quality of any of the Transferred Assets. SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE, AND SELLER DISCLAIMS ALL WARRANTIES EXPRESSED, IMPLIED OR STATUTORY INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Seller shall have no obligation to obtain consents of any person or entity including any governmental unit with respect to the transfer of





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any or all of the Transferred Assets except as provided in Section 5.6 hereof or to cure or pay arrearages owed with respect to any contract, lease, permit or license (provided however this provision shall not impair Purchaser's rights under the closing conditions contained herein at Section 2, or impair Purchaser's rights to acquire the Transferred Assets free and clear of all liens and encumbrances except those set forth on Schedule 1.1(h) and as provided in Section 2.2).

                 1.5 Liabilities. Unless otherwise agreed by Purchaser in writing, Purchaser shall not assume or be liable or responsible for any liabilities or obligations of Seller except (i) all obligations and liabilities accruing after the Closing Date under the Franchises, (ii) all obligations and liabilities under real estate easements and leases described on Schedule 1.1(b) accruing after the Closing Date, (iii) all obligations and liabilities accruing after the Closing Date with respect to the FCC Licenses listed on Schedule 1. l(d) that are assigned to the Purchaser, (iv) all obligations to subscribers of the Systems as of the Closing Date to provide cable television service after the Closing Date, (v) all Seller's liability to subscribers of the Systems as of the Closing Date for subscriber deposits, (vi) all obligations and liabilities under the Contracts and Leases listed on Schedule 1.1(g) accruing after the Closing Date, and (vii) all obligations and liabilities under the PA Agreements listed on Schedule 1.1(i) accruing after the Closing Date and as provided in Section 2.10. Nothing in this Agreement shall be construed to constitute an assumption by Purchaser of any liabilities or obligations of Seller not specifically enumerated in this Section 1.5.

                 1.6 Purchase Price and Allocation. The total purchase price for the Transferred Assets, (the "Purchase Price"), shall be as follows:

                          (a)     The Purchase Price shall be $6,150,000

The Purchase Price shall be payable as set forth in Section 1.7. The Purchase Price shall be allocated among the Transferred Assets in such manner and in such amounts as Purchaser shall reasonably determine.





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                 1.7      Manner of Payment of Purchase Price.  The Purchase
Price shall be paid as follows:

                          (a)     The Purchaser has previously paid the sum of
Two Hundred Fifty Thousand Dollars ($250,000) into escrow with the Seller prior to the Auction Sale (together with the earnings thereon from time to time, the "Deposit"). The Seller shall hold the Deposit in a separate account determined and invested as provided in the Deposit Escrow Agreement in the form attached hereto as Exhibit 1.7(a), and at the Closing the Deposit shall be released from escrow and applied toward the Purchase Price. In the event this Agreement is terminated pursuant to Section 7 hereof; then the Deposit together with the earnings thereon shall be returned to the Purchaser, within two (2) business days after notice to the Deposit Escrow Agent. In all other events, Seller shall keep and retain the Deposit as liquidated damages, which shall be Seller's sole remedy at law and in equity for any breach of this Agreement by the Purchaser.

                          (b)     On the Closing Date the remainder of the
Purchase Price, after giving effect to the payment of the Deposit under Section 1.7(a) and subject to any adjustments pursuant to Section 1.8 hereof, shall be paid by wire transfer of funds or certified check to the account of Seller.

                          (c)     From the Purchase Price which includes the
$250,000 deposit as defined in Section 1.7(a), the Seller shall deposit $50,000 (together with earnings thereon from time to time, the "Holdback Amount") in escrow pursuant to Section 1.8 hereof.

                 1.8 Adjustments to Purchase Price and Claims Against Holdback Amount.

                          (a)     There shall be prorated as of the Closing
Date in favor of Seller or Purchaser, as the case may be, franchise fees, copyright fees, pole rental charges, bonds, utility charges, municipal assessments, property taxes, rents, sales and service charges, programming costs, copyright royalty payments and all other operating expenses of the Systems; provided that no credit shall be given Seller for a prepaid expense with respect to which Purchaser will not receive a commensurate economic benefit, and nothing contained herein is intended to create any obligation on the part of Seller to pay arrearages on any claim, except as otherwise provided herein. No adjustment shall be owed by Seller with respect to obligations and liabilities to the extent assumed by Purchaser under Section 1.5.

                          (b)     Notwithstanding subsection (a) or other
provisions of this Agreement, Seller shall have no obligations to Purchaser to pay any amount owing with respect to any Programming or Pole Attachment Agreements notwithstanding that Purchaser may be assigned such agreements.

                          (c)     The Purchase Price shall be reduced by the
amount of any payments received by Seller prior to Closing for service to be provided after the Closing Date.





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                          (d)     In the event Seller is owed an amount as a
result of prorations, adjustments or amounts payable set forth in Sections 1.6, 1.8(a) and (c), 2.3(b), 2.10(a), 2.10(c) or 5.2(c), the Purchase Price shall be increased accordingly ("Underpayment"). In the event Purchaser is owed an amount as a result of these prorations, adjustments or amounts payable, or the Transferred Assets are not transferred free and clear of all liens and encumbrances other than those specified in Section 2.2, the Purchase Price shall be reduced accordingly ("Overpayment") as provided in this Section 1.8. The Holdback Amount shall be held in escrow pursuant to the Holdback Escrow Agreement attached hereto as Exhibit 1.8(d). A good faith estimate of the prorations, adjustments and amounts payable, including a computation of Bona Fide Subscribers (the "Initial Settlement Statement") will be prepared by Seller and delivered to Purchaser at least two (2) business days prior to the Closing Date and, absent manifest error, shall be the basis for preliminary adjustments and prorations on the Closing Date. Ten (10) days after the Closing Date, Seller shall deliver to Purchaser in writing, a final settlement statement (the "Final Settlement Statement") showing any changes from the Initial Settlement Statement, which shall contain reasonable detail of the nature extent of any changes from the Initial Settlement Statement, and Purchaser shall within thirty (30) days after the receipt thereof notify Seller of any disagreement with the proposed Final Settlement Statement stating with particularity the dollar amount in dispute with respect to any such proration, adjustment or amounts payable and the basis for the dispute ("Purchaser Notice of Claim"). The date Purchaser timely notifies Seller shall be referred to herein as the "Purchaser Notice Date". Thereafter, Purchaser and Seller shall negotiate in good faith to resolve any timely raised disagreement regarding the adjustments in the Final Settlement Statement. If the parties are unable to resolve such disagreement within thirty (30) days after the Purchaser Notice Date, then 45 days after the Purchaser Notice Date the matter shall be submitted for determination to a "Big Six" accounting firm office in Boston, Massachusetts reasonably acceptable to Purchaser and Seller, whose determination shall be binding on Purchaser and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and the fees and expenses of any firm selected to resolve any disagreement between the parties shall be borne equally by Purchaser and Seller. If within 45 days after the Purchaser Notice Date, Purchaser and Seller cannot agree on an accounting firm (or a method for selecting an accounting firm), or the selected accounting firm is unwilling or unable to serve, then any aggrieved party shall within 60 days after the Purchaser Notice Date refer the matter to binding commercial arbitration before a single arbitrator in Boston, MA to be conducted under the rules of the American Arbitration Association.

                          (e)     If, within six months following the Closing
Date, Purchaser notifies Seller in reasonable detail of the existence of any lien, claim, encumbrance or other circumstance which would cause the condition set forth in Section 2.2 not to have been satisfied as of the Closing ("Purchase Notice of Claim"), then in such event the Purchase Price shall be adjusted downward by the total amount of all damages, losses, costs and expenses (including reasonable attorneys' fees) reasonably and in good faith incurred or suffered by Purchaser as a result of such circumstance. The arbitration provisions of Section 1.8(d) shall govern all adjustments





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under this Section 1.8(e). Seller shall be given prompt notice of any claim against Purchaser that may give rise to a claim under this section.

                          (f)     Purchaser shall also have a claim against the
Holdback Amount if, within six months following the Closing Date, Purchaser notifies Seller in reasonable detail of a claim under and as provided in
Section 2.10(c) ("Purchase Notice of Claim").  The arbitration provisions of
Section 1.8(d) shall govern all disputes under this Section 1.8(f).

                          (g)     Within two (2) business days following a
final determination (whether as a result of Purchaser failing to give timely written notice of its disagreement with the Final Settlement Statement or a claim under Section 1.8(e) or (f), a resolution by Purchaser and Seller of any disagreement, a determination by an accounting firm selected to resolve any disagreement between the parties, a party failing to timely refer a dispute to arbitration, or an arbitrator's decision), Purchaser shall pay to Seller the amount of any Underpayment or the Seller shall pay to Purchaser the amount of any Overpayment, as appropriate. The amount of any Overpayment shall be paid to Purchaser by Seller first from the Holdback Amount and then if and only if such claim arises under Section 1.6, from assets remaining in the Receivership Estate. If no unsatisfied or unresolved claims under Section 2.10(c) or for a downward adjustment to the Purchase Price shall have been asserted by the Purchaser, within six months following the Closing Date, the Holdback Amount may be released from escrow to Seller at the expiration of such six month period.

                          (h)     Purchaser shall not oppose, contest or
interfere with any proposed or actual distribution of assets of the Receivership Estate other than (i) the Holdback Amount, (ii) to reserve for claims timely raised under Section 1.6, and (iii) to reserve against payment of receivership expenses as provided in Section 2.16.

                 1.9 Closing Date and Place. The closing of the purchase and sale of the Transferred Assets (the "Closing") shall take place at the offices of the attorneys for the Seller in Boston, Massachusetts; (a) on the second business day immediately after the last of the following to occur: (i) sixty days after the Auction Sale; (ii) the Sale Confirmation Order (as defined in Section 2.1) has become final and nonappealable; and (iii) the consents required for the transfer of Franchises have been obtained; but, (b) if the conditions set forth in Section 2 of this Agreement have not by that time been satisfied (or waived by Purchaser), then the Closing shall take place on a date designated by Purchaser, which shall not be later than ten (10) business days following the date on which the conditions set forth in Section 2 of this Agreement have been satisfied (or, if not satisfied, waived by Purchaser). If all such conditions have not been satisfied or waived by September 30, 1995, Purchaser may, at its option, terminate the Agreement if Purchaser is not then in material default hereunder, or if all such conditions have not been satisfied by November 1, 1995, then either Purchaser or Seller may, at its option, terminate this Agreement if the terminating party is not then in material default hereunder. Provided, however, (x) if the conditions set forth in Section 2 of this Agreement (other than the condition in Section 2.1 that the Sale Confirmation Order has





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diligently become final and nonappealable) have been satisfied by September 30,
1995 (as if closing occurred on such date) or are otherwise waived and (y) if a motion seeking approval of the Sale Confirmation Order is filed within five business days after the Auction Sale and prosecuted, (z) then such optional termination dates shall be tolled during the period in which the motion seeking approval of the Sale Confirmation Order is pending before the Superior Court and during any appeal period relating to such Sale Confirmation Order, but in no event shall such optional termination dates be later than November 30, 1995. If the Agreement is terminated in accordance with this Section, and if Purchaser is not then in default of its obligations under this Agreement, then the Deposit and all interest and earnings thereon shall be returned to Purchaser and neither party shall have any further obligation to the other.
The date on which the Closing takes place is hereinafter referred to as the "Closing Date". The deadlines set forth herein may be extended by mutual agreement.

                 1.10 Documents to be Delivered at Closing By Seller. At the Closing the following documents shall be delivered to the Purchaser (the delivery of items which must be obtained from third parties shall constitute a condition precedent to Purchaser's obligation to close but shall not constitute obligations of the Seller other than as provided in Section 5.6):

                          (a)     Bills of Sale. etc.  A secured party's bill
of sale substantially in the form of Exhibit 1. 10(a). Seller's quitclaim deeds, bills of sale, assignments, endorsements and other good and sufficient instruments of transfer and conveyance as shall be necessary in the reasonable opinion of counsel to Purchaser, to transfer all of the Seller's right, title and interest in the Transferred Assets.

                          (b)     Consents of Landlords.  Consents (or new
leases on substantially identical terms in the name of the Purchaser) of real estate landlords and other third parties whose consent is required for the transfer and assignment to the Purchaser of the real estate leases and easements described on Schedule 1.1(b) except for any consents, the lack of which will not adversely affect the operations of the Systems of the rights of Purchaser as the assignee of Seller.

                          (c)     Customer Lists and Records.  All existing
customer lists, the original Franchises and any amendments thereto, all original Contracts and Leases and any amendments thereto, and all employee lists, accounts receivable lists, strand maps, as-built maps, blue prints, construction and system design documents, FCC records, copyright records, property and sales tax records, and other documents relating to the Systems, but only to the extent any of the foregoing are in the Seller's actual possession and are not part of the Excluded Assets.

                          (d)     Closing Certificate.  Seller shall deliver to
Purchaser a certificate in such form as the Purchaser may reasonably request as to the fulfillment by the Seller of the terms, conditions and covenants hereof.





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                          (e)     Lien Releases.  Lien releases of all persons
holding mortgages, security interests, judgment liens, tax liens or other encumbrances not permitted by this Agreement, to the extent such liens or encumbrances are not extinguished as a result of the Auction Sale or any secured party and/or mortgagee sale held in connection with the Auction Sale.

                          (f)     Holdback Escrow.  An executed copy of the
Holdback Escrow Agreement in the form attached hereto as Exhibit 1.8(d).

                 1.11 Documents to be delivered by Purchaser at Closing. At the Closing the following documents shall be delivered by Purchaser:

                          (a)     Assumption Agreement.  Purchaser shall
deliver an assumption agreement by which it shall assume certain obligations of the Seller as set forth at Section 1.5 hereof as shall be necessary in the reasonable opinion of Seller's counsel.

                          (b)     Purchase Price.  Purchaser shall deliver the
Purchase Price as set forth at Sections 1.6 and 1.7 hereof.

                          (c)     Closing Certificate.  Purchaser shall deliver
to Seller a certificate in such form as the Seller may reasonably request as to the fulfillment by the Purchaser of the terms, conditions and covenants hereof.

                          (d)     Holdback Agreement.  Purchaser shall deliver
to Seller an executed Holdback Escrow Agreement as set forth in Section 1.8(d) hereof.

         2.      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS TO CLOSE

         Purchaser's obligation to close hereunder shall be conditioned on the fulfillment of the following conditions (any of which may be waived by Purchaser):

                 2.1 Authority. Seller shall have authorization by the Franklin County Superior Court to sell the Systems to Purchaser on the terms and conditions contained herein and after the Auction Date the Court shall have confirmed such authorization in an Order Confirming Sale ("Sale Confirmation Order") in a form substantially similar to that attached hereto as Exhibit 2.1. The Sale Confirmation Order shall be a final non-appealable order and be in full force and effect without modification adverse to Purchaser.

                 2.2 Title to Property. Purchaser shall have received at Closing good and marketable title to the Transferred Assets free and clear of liens, claims and encumbrances except (a) those that will not adversely impact Purchaser's use and enjoyment of the Transferred Assets or value of such assets to the Purchaser and (b) those assumed, or those securing obligations assumed, by Purchaser under Section 1.5.





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
                 2.3      Franchises.

                          (a)     Schedule 1.1(a) attached hereto shall contain
to the Receiver's knowledge a true and complete list of all Franchises held by the Seller.

                          (b)     Seller shall not be responsible to pay
franchise fees or taxes not due prior to Closing per current payment schedule.

                          (c)     The Franchises as amended shall be duly
issued by the Municipalities and be in full force and effect without any amendments (other than those described on Schedule 1.1(a)) and binding upon the Municipalities. No event shall have occurred, which with notice or lapse of time or both, would constitute a default by the Seller, under the terms of the Franchises, or would affect the validity or enforceability thereof.

                 2.4      [Intentionally Left Blank]

                 2.5      [Intentionally Left Blank]





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
                 2.6 Compliance with Law. The Purchaser shall be reasonably satisfied that all Statements of Account, supplements and other documents required under Section III of the Copyright Act and under the rule of the Copyright Office with respect to the carriage of off-air signals by the Systems shall have been duly filed, and the proper amount of copyright fees shall have been paid on a timely basis, and the Systems qualify for the compulsory license under Section III of the Copyright Act of 1976. Seller shall deliver to Purchaser true and complete copies of all of its copyright Statements of Account for the most recent four (4) semi-annual reporting periods.

                 2.7 Violation of Law. The Purchaser shall be reasonably satisfied that the execution and delivery of this Agreement by either party hereto and the purchase of the Transferred Assets by the Purchaser does not violate any material provision of law including, without limitation, the Communications Act of 1934, as amended, the Cable Communications Policy Act of 1984, and the Cable Television Consumer Protection and Competition Act of 1992.

                 2.8      [Intentionally Left Blank}

                 2.9 Performance. Seller shall have performed and complied with all covenants and agreements required to be performed by it prior to or at the Closing.

                 2.10     Consents and Pole Agreements.

                          (a)     All consents of third parties required for
transfer to Purchaser of the Municipal Franchises listed on Schedule 1.1(a) and the headend leases and Sugarloaf Agreement listed on Schedule 1.1(b) shall have been obtained. Consent to the transfer of the Sugarloaf Agreement may be conditional on the Purchaser relocating certain transmitting equipment to another location on the leased premises after the Closing Date, and any cost related thereto shall be a cost or obligation of Seller, or shall result in a downward adjustment to the Purchase Price at the election of the Purchaser unless such costs have already been paid. The Municipalities, in approving transfer of the Franchises, as amended, shall have confirmed that the Franchises are in full force and effect.

                          (b)     Purchaser shall have received at Closing from
each headend lessor and office lessor (including Sommerset) an estoppel certificate substantially in the form attached hereto as Exhibit 2.10(a). The certificate from the office lessor shall also include an agreement by such lessor to extend the lease term for a period of one year from the Closing Date.

                          (c)     [Intentionally Left Blank]

                          (d)     At the Closing New England Telephone and
Telegraph Company ("NET"), Community Service Telephone Company ("Community"), Central Maine Power ('CMP") and Sommerset shall have consented to the transfer of pole attachment agreements to Purchaser on the terms and conditions described, and shall have otherwise reaffirmed the statements by them, in their respective Consent to Assignment as listed as follows:





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

                 Utility                   Date of Consent to Assignment
                 -------                   -----------------------------
                 NET                       June 16,1995
                 Community                 May 31,1995
                 CMP                       June 20,1995
                 Sommerset                 June 19, 1995

Purchaser shall have a claim against the Holdback Amount for costs and expenses reasonably and in good faith incurred by Purchaser to cure any default under the PA Agreements based on obligations of Seller or its predecessor in interest thereunder arising prior to the Closing provided NET, Community, Sommerset or CMP has given notice to and made demand in writing on Purchaser to cure such default. Purchaser shall give Seller prompt notice of any such demand or default.

                 2.11 No Liens. The Purchaser shall be reasonably satisfied that upon Closing, it owns good and marketable title to the Transferred Assets free and clear of liens, claims and encumbrances except (a) those that will not adversely impact Purchaser's use and enjoyment of the Transferred Assets or their value to Purchaser and (b) those assumed or those securing obligations assumed by Purchaser under Section 1.5.

                 2.12 Delivery of Closing Documents. Seller shall have entered into and delivered to Purchaser all closing documents required to be delivered by Seller to Purchaser pursuant to Section 1.10 hereof.

                 2.13 Litigation. No action or proceeding shall have been instituted (by a person other than Purchaser or affiliates) which has not been dismissed before any court or governmental agency to restrain or prohibit or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the transactions contemplated herein.

                 2.14     [Intentionally Left Blank]

                 2.15 The Banks have consented to the sale substantially in the form of Exhibit 2.15 attached hereto.

                 2.16 Receivership Expenses. Purchaser receives reasonably satisfactory evidence that expenses incurred by the Receiver after his appointment (including without limitation trade payables incurred after his appointment but excluding claims arising under this Agreement) and all taxes (whether incurred prior to or following the appointment of the Receiver) have or will be paid.

                 2.17     [Intentionally Left Blank].

                 2.18     [Intentionally Left Blank]

         3.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

                 3.1 Seller's obligations hereunder are subject to the fulfillment prior to or at the Closing of each of the following conditions (any of which may be waived by Seller):

                          (a)     Performance. Purchaser shall have performed
and complied with all covenants and agreements required to be performed by Purchaser prior to or at the Closing, including payment of Purchase Price.

                          (b)     Delivery of Closing Documents.  Purchaser
shall have delivered all closing documents required to be delivered by Purchaser to Seller pursuant to Section 1.10 hereof.

                          (c)     Winning Bid.  Purchaser is selected as the
winning bidder at the Auction Sale referred to in Section 4 hereof.

                          (d)     Litigation.  This Agreement or the
transactions contemplated herein are not then restrained, enjoined or prohibited by any court or governmental authority but such restriction shall suspend performance only until such restriction is removed.

                 3.2 Seller's obligations hereunder are subject to obtaining the consent of the Banks in the form of Exhibit 2.15 hereto.

         4.      [INTENTIONALLY LEFT BLANK]

         5. CONDUCT OF BUSINESS OF SELLER PENDING CLOSING AND ADDITIONAL COVENANTS OF SELLER

         As a further condition to Purchaser's Obligations, except as otherwise expressly provided herein, between the date hereof and the Closing:

                 5.1 Continuation of Past Practices. The business and affairs of the Systems shall have been conducted in the ordinary course, in a manner consistent with prior practices, including payment of current liabilities when due and past due liabilities in accordance with the Seller's practice at the time of the execution of this Agreement, and maintenance of equipment to keep the Systems in good working order.

                 5.2 Conduct of Business in Ordinary Course. From and after the date hereof, and until the Closing Date, Seller will conduct the business of the Systems only in the ordinary course and will not do any of the following:

                          (a)     Sell, transfer, lease to others, or otherwise
dispose of any of the assets material to the operation or maintenance of the Systems except for inventory and/or services sold in the ordinary course of business or for assets sold or disposed of that are replaced by other assets of comparable utility and value, or waive, compromise, or release any right of material value; or

                          (b)     Transfer, amend or grant any right under, or
enter into any settlement regarding the breach of infringement of, any license, patent, copyright, trademark, trade name, invention, franchise, or similar rights, contracts which will be assumed by Purchaser hereunder, or modified, in any material sense, any existing right with respect thereto relating to the Systems.

                          (c)     Grant any pay increases to any employees
other than one-time premiums or bonuses to induce employees to remain until Closing or alter the rates charged to subscribers other than write-off of late charges and interest as may be reasonably necessary or appropriate to satisfy subscriber count requirements hereunder but the amount of any such write off shall be downward adjustment to the Purchase Price.

                 5.3      [Intentionally Left Blank]

                 5.4      [Intentionally Left Blank]

                 5.5 Access to Information. It will provide to Purchaser, its officers, agents, employees, counsel, accountants, engineers, and other representatives full access to all the premises and books and records of the Systems and, to the extent permitted by law, to cause the officers and employees of Seller to furnish to Purchaser all information in connection with the business and properties of the Seller as Purchaser shall from time to time reasonably request, provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as to not unreasonably interfere with the operation of the business of the Systems and Purchaser shall keep such information confidential.

                 5.6 Reasonable Efforts to Close Transaction. Seller and Purchaser will use reasonable efforts to cause the closing contemplated hereby to occur, including without limitation, Seller's reasonable good faith efforts to assist Purchaser in causing all required third party consents for transfer of the Transferred Assets to be obtained.

                 5.7 Employees. Purchaser shall pay any employees not hired by it after the Closing, all amounts owed to them, whether in respect of salary, accrued vacation or sick pay, severance or otherwise. Purchaser shall have no obligation to hire any of such employees.

         6.      RISK OF LOSS

         Any loss by reason of fire, flood, snow, ice, windstorm or other weather related casualty, explosion, earthquake, accident, act of God, war, seizure or activities of the armed forces, or other casualty, ordinary wear and tear excepted, of any of the Transferred Assets until the Closing Date shall be the responsibility of the Seller. If such loss or damage shall be sufficiently substantial to preclude the resumption of normal operation to ten percent (10%) or more of subscribers or a substantially complete restoration of any part of the system consisting of ten percent (10%) or more of the homes passed within thirty (30) days, or if such loss or damage materially and adversely affects the value of the Transferred Assets as a going concern to the extent of more than Twenty-Five Thousand Dollars ($25,000), Seller shall immediately notify Purchaser in writing. Purchaser, at any time within fifteen
(15) days after receipt of such notice, may elect to either (a) consummate the transactions contemplated by this Agreement at a purchase price reduced by the amount of any insurance proceeds paid or payable to the Seller or its loss payees/mortgagees and any related deductible or (b) terminate this Agreement. In the latter event, all parties hereto shall stand fully released and discharged from any and all obligations under this Agreement, and the Earnest Money Deposit shall be forthwith returned to the Purchaser. If Purchaser elects to consummate the transactions contemplated by this Agreement, the Purchase Price shall be reduced by the amount of such loss or damage not compensated by insurance proceeds accepted by Purchaser on or before the Closing Date.

         7.      TERMINATION

         Purchaser may terminate this Agreement prior to Closing if Purchaser is then in material compliance with its obligations and covenants under this Agreement and:

                          (a)     Seller breaches or fails to satisfy any
covenant set forth herein, and such failure or breach continues for thirty (30) days after notice thereof by Purchaser to Seller or a condition precedent to Purchaser's obligation to close has not been satisfied by the date required by this Agreement; or

                          (b)     The Closing has not occurred on or before
September 30, 1995 subject to the tolling provisions of Section 1.9.

         Upon any such termination by Purchaser, the Deposit and interest thereon shall be returned to the Purchaser.

         8.      NOTICES

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when either personally served or mailed via Federal Express or other next day delivery service, at the addresses set forth below, or to such other address or to such other persons as Purchaser or Seller shall have last designated by written notice to the other parties.



         Address for Seller:                       Mr. Stephen Gray, Receiver
                                                   The Recovery Group
                                                   270 Congress Street
                                                   Boston, MA  02210
         with a copy to:                           Christopher T. Katucki, P.C.
                                                   Goodwin, Procter & Hoar
                                                   Exchange Place
                                                   Boston, MA  02109

         Address for Purchaser:                    As listed on signature page
                                                   hereof

         9.      MISCELLANEOUS

                 9.1      [Intentionally Left Blank]

                 9.2 Benefits. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, except that Seller may not assign any of its rights or duties hereunder. Purchaser may assign its rights and obligations hereunder to any entity which shall not be, or affiliated with, an officer, director or shareholder of Carrabassett or Longfellow; in addition, Purchaser may assign its rights hereunder to one or more lenders making loans to it. Purchaser shall not collusively bid at any auction sale.

                 9.3 Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

                 9.4 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Maine.

                 9.5 Transfer Taxes. All sales and other taxes due on account of the sale of the Transferred Assets, including any Maine sales tax, shall be paid by the Seller.

                 9.6 Modification. This Agreement shall not be amended, modified or supplemented at any time unless by writing executed by the parties hereto, provided, however, the Purchaser may assign its rights and obligations under this Agreement to any affiliate or nominee prior to the Closing and shall designate such assignee promptly following the date hereof so as not to hinder the Transferred Assets hereunder. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have heretofore matured hereunder.

                 9.7 Article Headings. The article headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

                 9.8      Specific Performance and Liquidated Damages

                          (a)     Both Purchaser and Seller agree that damages
would be an inadequate remedy for breach by Seller of its obligations set forth in this Agreement, and that, in addition to any claim for damages, Purchaser may have specific performance as a remedy for any breach by the Seller of its obligations under this Agreement. Without limiting the foregoing, Purchaser may have specific performance of the Seller's obligation to consummate the purchase and sale contemplated hereby.

                          (b)     If Purchaser shall default in the observance
or performance of any of the terms of this Agreement, the parties stipulate and agree that actual damages are difficult, if not impossible, to compute, and the Deposit plus earnings thereon, if any, shall be paid to and retained by Seller as liquidated damages as its sole and exclusive remedy and not as a penalty.

                 9.9 Costs and Expenses. Purchaser and Seller shall each pay any and all of their own costs and expenses, including attorneys' fees, relating to the execution and delivery of this Agreement and the consummation of all transactions contemplated herein.

                 9.10 Due Diligence. Purchaser has made its own analysis of the Systems and assets and has independently reviewed all documents and information it deems necessary to evaluate the merits and risks of purchasing and to make an informed and reasoned decision to purchase the Systems and Transferred Assets.

                 9.11 Cumulative Rights/Waiver. Each and every right granted to a party hereunder, or in any other documents contemplated hereby, or delivered hereunder or executed concurrently herewith or by law or equity, shall be cumulative and may be exercised at any time, or from time to time. No failure on the part of any party to exercise, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by any party for any right preclude any other or future exercise thereof or the exercise of any other right. The failure of any party at any time, or from time to time, to require performance by any other party of any term, condition or provision of this Agreement, shall in no way after or otherwise affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term, covenant or provision at any time or from time to time, shall be deemed to be or be construed as a further or continuing waiver of any such condition or breach or as a waiver of any other condition or of any other or subsequent breach of the same or any other term, covenant or provision.

                 9.12 Schedules and Exhibits. Each Schedule and Exhibit attached hereto shall be incorporated into and shall be deemed a part of this Agreement.

                 9.13 Seller's Obligations. Seller's obligations hereunder are subject to court approval and obtaining the consent of the Banks.

                 9 14     Receiver.  This agreement is entered into by the
Receiver solely in his capacity as Receiver, and he shall have no personal liability hereunder.

                 9.15 No Brokers. Seller and Purchaser agree that they have not incurred any liability to brokers in connection with the purchase and sale of the Transferred Assets.

                 9.16     [Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed, sealed and delivered as of the date first above written.

                                                   PURCHASER:
                                                   FrontierVision Partners, L.P.

                                                   By:  /s/ Galan F. Fernandes
                                                      -------------------------------------------------
                                                            Name:  GALAN F. FERNANDES
                                                            Title: Director of Business Administration
                                                            Notice Address:  1777 South Harrison Street
                                                                             Suite P-200
                                                                             Denver, CO  80210-3925



                                                   SELLER:

                                                   By: /s/ Stephen S. Gray
                                                      -------------------------------------------------
                                                           Stephen S. Gray
                                                           Receiver for Longfellow Cable Co., Inc.
                                                           and Carrabassett Cable Systems, Inc.
                                                           and not individually